COMPANY CONTACT: Doug Atkinson Manager – Investor Relations (281) 874-2700, (800) 777-2412	FOR IMMEDIATE RELEASE

Swift Energy Company and Texegy LLC Announce Central Louisiana Property Transaction

Houston, TX – December 31, 2015 – Swift Energy Company (OTC PINK: SFYW) (the “Company”) and TEXEGY LLC (“Texegy”) today announced that U.S. subsidiaries of the Company and Texegy have entered into a purchase and sale agreement (the “PSA”) providing for the Company to sell to Texegy a 75% share of the Company’s holdings in the South Bearhead Creek Field and Burr Ferry Field areas located in Central Louisiana (the “Properties”). Closing is anticipated to occur on or before March 15, 2016, subject to bankruptcy court approval in the chapter 11 reorganization proceeding filed by the Company today as previously announced, and further subject to customary closing conditions.

On the closing date, the Company and Texegy plan to enter into a joint development agreement and a joint operating agreement (together, the “JV Agreements”) to continue operation and development of the Properties after the closing date. The JV Agreements will result in SV Energy Company, LLC, an affiliate of Texegy, serving as the operator of the Properties, conducting all drilling, completion and production operations. Under the JV Agreements, future development plans will be established by the Company and Texegy.

Chief Executive Officer Terry Swift commented, “We look forward to working alongside Texegy and combining our years of experience and expertise in the region to exploit and enhance the value of these Louisiana assets. This arrangement marks the beginning of a strategic partnership while strengthening our liquidity profile.”

TEXEGY LLC was formed in the fall of 2014 to acquire, operate, and develop producing conventional oil and gas properties in Texas and Louisiana. This acquisition includes oil-weighted properties in the Burr Ferry and the South Bearhead Creek fields in Louisiana.

Michael S Pedrotti, President of TEXEGY said, “This acquisition is part of a series of acquisitions, we intend to conclude in the near future, of similar assets in Texas and Louisiana. We believe that our versatility, straightforwardness and quick response time resulted in a transaction that accomplished the goals of both us and the seller.”

Rajan Ahuja, CEO of TEXEGY said “These Louisiana assets fit perfectly in our portfolio of producing conventional assets in Texas and Louisiana. We are excited to work along the Swift team to develop this area in an optimum manner”

About Swift Energy Company

Swift Energy Company, founded in 1979 and headquartered in Houston, engages in developing, exploring, acquiring and operating oil and gas properties, with a focus on oil and natural gas reserves onshore in Texas and Louisiana and in the inland waters of Louisiana.

About Texegy LLC

TEXEGY LLC is an oil and gas company focused on acquiring, developing and operating oil and gas assets in Texas and Louisiana.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The statements in this press release that are not historical facts are forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These risks and uncertainties relate, in part, to the ability to close the transactions contemplated by the PSA as described in this press release; the ability to realize the anticipated benefits of the transaction, the approval of the sale by the bankruptcy court and risks related to the bankruptcy process; the risks and uncertainties relating to the possible restructuring of the Company’s balance sheet and enhancing of its liquidity, including whether or not the Company will be successful in doing so; the sufficiency of the Company’s cash flow and access to liquidity and the ability of the Company to continue as a going concern; whether the bankruptcy court will approve the plan of reorganization of the Company as proposed, including with respect to the treatment of the claims of the senior noteholders, trade creditors and equity holders, among others; the Company’s ability to obtain the bankruptcy court’s approval with respect to motions in the bankruptcy cases, including in respect of the PSA; the bankruptcy court’s rulings in the chapter 11 cases and the outcome of the chapter 11 cases in general; the length of time the Company will operate under chapter 11, including whether the Company will be successful in exiting bankruptcy within 110 days as planned; risks associated with third party motions in the chapter 11 cases, which may interfere with the consummation of the plan of reorganization; the potential adverse effects of the chapter 11 cases on the Company’s liquidity, results of operations, brand or business prospects, the ability of the Company to execute its business plan; increased legal costs related to the chapter 11 cases and other litigation; and additional risks and uncertainties that are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as well as in other reports filed from time to time by the Company with the Securities and Exchange Commission. This report speaks only as of its date, and the Company disclaims any duty to update the information herein. These forward-looking statements are based upon assumptions that are subject to change and to risks in the Company’s business. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.